Exhibit 99.2

FOR IMMEDIATE RELEASE

NovaDel Pharma Inc. To Present at CE Unterberg Towbin Emerging Growth LifeSciences Conference

Flemington, NJ, October 19, 2005 – NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company with an oral spray technology applicable to a broad range of therapeutic areas and product categories, will be presenting at the CE Unterberg Towbin Emerging Growth LifeSciences Conference on October 26 at 2:40 PM.  The conference is being held in New York City at The Palace Hotel, 455 Madison Avenue, on October 25 and 26.

Dr. Gary Shangold, NovaDel’s Chief Executive Officer, will provide a corporate overview, including an update on NovaDel’s product pipeline.  NovaDel’s novel drug delivery system provides a number of potential benefits, including faster onset of action. All of the product candidates could qualify for the fast-track 505(b)(2) regulatory approval path.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information	Investor Contact:
NovaDel Pharma Inc.	Michael Crawford
Michael Spicer	Media Contact:
Chief Financial Officer	Janet Vasquez/Lynn Granito
(908) 782-3431 ext. 2550	The Investor Relations Group
(212) 825-3210